Exhibit 99.1

LMP Announces a Definitive Acquisition Agreement for General Motors and Nissan Dealerships in Texas, Including the Associated Real Estate, Generating Approximately $250 Million in Annualized Revenue and $27 Million in Adjusted EBITDA

FORT LAUDERDALE, FL , July 19, 2021 (GLOBE NEWSWIRE) -- LMP Automotive Holdings, Inc. (NASDAQ: LMPX), an e-commerce and facilities-based automotive retailer in the United States, today announced its entry into a definitive acquisition agreement for General Motors and Nissan dealerships in Texas, along with the associated real estate, generating approximately $250 million in annualized revenue and $27 million in adjusted EBITDA.

•	Prime major metropolitan locations.

•	Expected to close in the fourth quarter of this year.

•	Purchase price, including real estate, of approximately $141 million expected to be funded through a combination of cash on LMP’s balance sheet, $42 million in common stock and debt financing.

•	Expected to add approximately $27 million in adjusted EBITDA or $2.19 per share in 2022.

Richard Aldahan, LMP’s Chief Operating Officer, stated, “We are excited to be expanding into the South-Central Region, one of the most important markets in the United States, which is consistent with our business plan. We intend to continue expanding aggressively in this region. This acquisition significantly increases LMP’s management team and revenues in this important region along with materially enhancing LMP’s profitability and expanding its reach with a growing reservoir of new- and used-vehicle inventory.”

Sam Tawfik, LMP’s Chief Executive Officer, stated, “This acquisition, combined with our previously announced acquisition of two CDJR dealerships in New York which is expected to close this quarter, and Hometown Subaru in West Virginia which closed last quarter, would bring LMP’s total franchise and dealership count to 21 and 20, respectively, with expected consolidated annualized revenue, adjusted EBITDA and adjusted EBITDA per share run rate to be approximately $1.16 billion, $80 million, and $7.37, respectively.”

Mr. Tawfik concluded, “This brings us a step closer to our goal of having approximately 100 dealerships in our network by the end of next year. We project these additions to our network have the potential to add approximately $5 billion in revenue, $229 million in adjusted EBITDA or $8.80 in adjusted EBITDA per share.”

ABOUT LMP AUTOMOTIVE HOLDINGS, INC.

LMP Automotive Holdings, Inc. (NASDAQ: LMPX) is a growth company with a long-term plan to profitably consolidate and partner with automotive dealership groups in the United States. We offer a wide array of products and services fulfilling the entire vehicle ownership lifecycle, including new and used vehicles, finance and insurance products and automotive repair and maintenance.

Our proprietary e-commerce technology and strategy are designed to disrupt the industry by leveraging our experienced teams, growing selection of owned inventories and physical logistics network. We seek to provide customers with a seamless experience both online and in person. Our physical logistics network enables us to provide convenient free delivery points for customers and provide services throughout the entire ownership life cycle. We use digital technologies to lower our customer acquisition costs, achieve operational efficiencies, and generate additional revenues. Our unique growth model generates significant cash flows, which funds our innovation and expansion into new geographical markets, along with strategically building out dealership networks, creating personal transportation solutions that consumers desire.

For more information visit: https://lmpmotors.com/.

FORWARD-LOOKING STATEMENTS:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” will,” the negatives thereof and other words and terms of similar meanings. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition, and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: our dependence upon external sources for the financing of our operations; our ability to effectively executive our business plan; our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our services and platform; our ability to manage the growth of our operations over time; our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others; our ability to maintain relationships with existing customers and automobile suppliers, and develop relationships; and our ability to compete and succeed in a highly competitive and evolving industry; as well as other risks described in our SEC filings. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

CONTACT: Investor Relations: LMP Automotive Holdings, Inc. 500 East Broward Boulevard, Suite 1900 Fort Lauderdale, FL 33394 investors@lmpah.com